Exhibit 10.7

FORM OF

SEVERANCE PROTECTION AGREEMENT

SEVERANCE PROTECTION AGREEMENT dated                      , 2006, by and between ICF International, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

PURPOSE

The Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) of the Company exists and that the threat or occurrence of a Change in Control may result in the distraction of its key management personnel because of the uncertainties inherent in such a situation.

The Board has determined that it is essential and in the best interests of the Company and its stockholders to retain the services of the Executive in the event of the threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security.

In order to induce the Executive to remain in the employ of the Company, particularly in the event of the threat or occurrence of a Change in Control, the Company desires to enter into this Agreement to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1. Definitions.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Compensation” means an amount which includes all amounts earned or accrued by the Executive through and including the Termination Date but not paid to the Executive on or prior to such date, including (a) all base salary, (b) reimbursement for all reasonable expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (c) all vacation pay and (d) all bonuses and incentive compensation (other than the Pro Rata Bonus).

“Base Amount” means the Executive’s average annual taxable W-2 compensation during the three years (or such lesser period as the Executive has been employed by the Company) prior to the year in which the Termination Date occurs and includes all amounts of the Executive’s base salary that are deferred under any qualified or non-qualified employee benefit plan of the Company or any other agreement or arrangement.

“Beneficial Owner” has the meaning as used in Rule 13d-3 promulgated under the Securities Exchange Act. The terms “Beneficially Owned” and “Beneficial Ownership” each have a correlative meaning.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the annual bonus, if any, paid or payable to the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the Termination Date occurs. Bonus Amount includes only the short-term incentive portion of the annual bonus and does not include restricted stock awards, options or other long-term incentive compensation awarded to Executive.

“Cause” for the termination of the Executive’s employment with the Company shall mean any of the following: (a) any act that would constitute a material violation of the Company’s material written policies; (b) willfully engaging in conduct materially and demonstrably injurious to the Company, provided, however, that no act or failure to act, on the Executive’s part, shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that [his/her] action or omission was in the best interest of the Company; (c) being indicted for, or if charged with but not indicted for, being tried for (i) a crime of embezzlement or a crime involving moral turpitude or (ii) a crime with respect to the Company involving a breach of trust or dishonesty or (iii) in either case, a plea of guilty or no contest to such a crime; or (d) abuse of alcohol in the workplace, use of any illegal drug in the workplace or a presence under the influence of illegal drugs in the workplace.

“Change of Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a)    The acquisition by any person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) thereof) of beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of thirty-five percent (35%) or more of the outstanding voting securities; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its Subsidiaries; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b)    Individuals who, as of July     , 2006, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company subsequent to July 31, 2006 and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individuals were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c)    Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (ii) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such person owned thirty-five percent (35%) or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination; and (iii) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d)    Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

For purposes of clause (c), any person who acquires outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination, of outstanding voting securities of both the Company and the entity or entities with which the Company is combined shall be treated as two persons after the Business Combination, who shall be treated as owning outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination of, respectively, outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means ICF International, Inc., a Delaware corporation, and includes its Successors.

“Continuation Period” has the meaning set forth in Section 3.1(b)(iii).

“Disability” means the status of disability as defined in any group long-term disability insurance maintained by the Company applicable to the Executive, or, if the Company shall not maintain such insurance, “Disabled” shall mean a determination by an independent physician acting reasonably and in good faith that the Executive is incapacitated by reason of a physical or mental illness which is long-term in nature and which prevents the Executive from performing the substantial and material duties of his employment with the Company, provided that such incapacity can reasonably be expected to prevent the Executive from working at least six months in any twelve month period. The Company may require the Executive to have the examination described in the preceding sentence at any time for the purpose of determining whether the Executive has a long-term disability, and the Executive agrees to submit to such examination upon request of the Board of Directors, provided that the Company shall pay all costs and expenses associated with such examination.

“Full Release” means a written release, timely executed so that it is fully effective as of the date of payment pursuant to Section 3(b)(ii), in a form satisfactory to the Company (and similar to the Agreement set forth in Exhibit A), pursuant to which the Executive fully and completely releases the Company from all claims that the Executive may have against the Company (other than any claims that may arise or have arisen under this Agreement).

“Good Reason” means the occurrence after a Change in Control of any of the events or conditions described in clauses (a) through (f) hereof, without the Executive’s prior written consent:

(a)    any (i) material adverse change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) from the Executive’s status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the Change in Control or at any time thereafter, (ii) assignment to the Executive of duties or responsibilities which are inconsistent with the Executive’s status, title, position or responsibilities as in effect at any time within 180 days preceding the date of the Change in Control or at any time thereafter, or (iii) in the case of an Executive who is an executive officer of the Company a significant portion of whose responsibilities relate to the Company’s status as a public company, the failure of such Executive to continue to serve as an executive officer of a public company, in each case except in connection with the termination of the Executive’s employment for Disability, Cause, as a result of the Executive’s death or by the Executive other than for Good Reason;

(b)    a reduction in Executive’s base salary or any failure to pay the Executive any cash compensation to which the Executive is entitled within fifteen (15) days after the date when due;

(c)    the imposition of a requirement that the Executive be based (i) at any place outside a 50-mile radius from the Executive’s principal place of employment immediately prior to the Change in Control or (ii) at any location other than the Company’s corporate headquarters or, if applicable, the headquarters of the business unit by which [he/she] was employed immediately prior to the Change in Control, except, in each case, for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control;

(d)    the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy with respect to the Company, which petition is not dismissed within 60 days;

(e)    any material breach by the Company of any provision of this Agreement; or

(f)    the failure of the Company to obtain, as contemplated in Section 7, an agreement, reasonably satisfactory to the Executive, from any Successor to assume and agree to perform this Agreement.

Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder if it results from an isolated, insubstantial and inadvertent action not taken by the Company in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

“Notice of Termination” means a written notice from the Company or the Executive of the termination of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Person” has the meaning as used in Section 13(d) or 14(d) of the Securities Exchange Act, and will include any “group” as such term is used in such sections.

“Pro Rata Bonus” means an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the then fiscal year through and including the Termination Date and the denominator of which is 365; provided that the provisions of this Agreement providing for the payment of a Pro Rata Bonus amount shall not be interpreted to call for the payment of amounts duplicative of amounts paid as part of the Base Amount.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary” means any corporation or entity with respect to which another specified corporation or entity has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors or other managers.

“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

“Termination Date” means (a) in the case of the Executive’s death, the Executive’s date of death, (b) in the case of the termination of the Executive’s employment with the Company by the Executive for Good Reason, five days after the date the Notice of Termination is received by the Company, and (c) in all other cases, the date specified in the Notice of Termination; provided that if the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination will be at least 30 days after the date the Notice of Termination is given to the Executive.

SECTION 2. Term of Agreement.

The term of this Agreement (the “Term”) will commence on the date hereof and will continue in effect until December 31, 2008; provided that on December 31, 2008 and each anniversary of such date thereafter, the Term shall automatically be extended for one additional year unless, not later than October 1 of such year, the Company or the Executive shall have given notice not to extend the Term; and further provided that, in the event a Change in Control occurs during the Term, the Term will be extended to the date 24 months after the date of the occurrence of such Change in Control.

SECTION 3. Termination of Employment.

3.1    If, during the Term, the Executive’s employment with the Company is terminated within 24 months following a Change in Control, the Executive will be entitled to the following compensation and benefits:

(a)    If the Executive’s employment with the Company is terminated (i) by the Company for Cause or Disability, (ii) by reason of the Executive’s death or (iii) by the Executive other than for Good Reason, the Company will pay to the Executive the Accrued Compensation and, if such termination is other than by the Company for Cause, a Pro Rata Bonus.

(b)    If the Executive’s employment with the Company is terminated for any reason other than as specified in Section 3.1(a), the Executive will be entitled to the following:

  (i)       the Company will pay the Executive all Accrued Compensation and a Pro Rata Bonus;

  (ii)      subject to the Executive providing the Company with a Full Release, the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to three (3) times the Base Amount;

  (iii)    subject to the Executive providing the Company with a Full Release and complying with [his/her] obligations under Section 6, the Company will, for a period of 36 months (the “Continuation Period”), at its expense provide to the Executive and the Executive’s dependents and beneficiaries the same or equivalent life insurance, disability, medical, dental, hospitalization, financial counseling and tax consulting benefits (the “Continuation Period Benefits”) provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period (“similarly situated executives”). The obligations of the Company to provide the Executive and the Executive’s dependents and beneficiaries with the Continuation

Period Benefits shall not restrict or limit the Company’s right to terminate or modify the benefits made available by the Company to its similarly situated executives or other employees, and following any such termination or modification, the Continuation Period Benefits that Executive (and the Executive’s dependents and beneficiaries) shall be entitled to receive shall be so terminated or modified. The Company’s obligations hereunder with respect to the foregoing benefits will be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 3.1(b) will not be interpreted so as to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment;

(iv)    the Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of 12 months or, if earlier, until the first acceptance by the Executive of an offer of employment; and

(v)    such other acceleration of vesting and other benefits provided in other Company plans or agreements regarding options to purchase Company stock, restricted stock, deferral of stock or other equity compensation awards granted to or otherwise applicable to Executive.

(c)    The amounts provided for in Section 3.1(a) and Sections 3.1(b)(i), (ii) and (iv) will be paid in a single lump sum cash payment by the Company to the Executive within five business days after the Termination Date.

(d)    The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as specifically provided in Section 3.1(b)(iii) and 3.1(b)(iv).

3.2    Except as otherwise provided herein, the compensation to be paid to the Executive pursuant to Sections 3.1(a), 3.1(b)(i) and 3.1(b)(ii) of this Agreement will be in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement. With respect to any other compensation and benefit to be paid or provided to the Executive pursuant to this Section 3, the Executive will have the right to receive such compensation or benefit as herein provided or, if determined by the Executive to be more advantageous to the Executive, similar compensation or benefits to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

SECTION 4. Notice of Termination.

Following a Change in Control, any purported termination of the Executive’s employment by the Company will be communicated by a Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination will be effective without such Notice of Termination.

SECTION 5. Excise Tax Adjustments.

5.1    In the event Executive becomes entitled to Severance Benefits under Section 3(b) herein, and the Company determines that the benefits provided in Section 3(b) (with the Severance Benefits, the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to the Executive hereunder, net of all federal income, excise and employment taxes imposed on the Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that, if paid to the Executive, would result in the Executive receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that the Executive would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. Such reduction shall be made by the Company with respect to benefits in the order and in the amounts suggested by the Executive, except to the extent that the Company determines that a different reduction or set of reductions would significantly reduce the costs or administrative burdens of the Company.

5.2    For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount:

(a)    Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities (individually and collectively referred to in this subsection (b) as “Persons”) whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of a tax advisor selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax;

(b)    The amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above);

(c)    In the event that the Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel. All fees and expenses of Tax Counsel shall be borne solely by the Company; and

(d)    The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

SECTION 6. Covenants of the Executive.

During the Continuation Period following any Change in Control pursuant to which the Executive receives the severance payment pursuant to Section 3.1(b)(ii), the Executive Covenants and agrees as follows:

(a)    the Executive agrees to comply with [his/her] obligations under the Invention and Confidentiality Agreement that [he/she] entered into with the Company; and

(b)    the Executive acknowledges that the Executive has knowledge of confidential and proprietary information concerning the current salary, benefits, skills, and capabilities of Company employees and that it would be improper for the Executive to use such Company proprietary information in any manner adverse to the Company’s interests. The Executive agrees that [he/she] will not recruit or solicit for employment, directly or indirectly, any employee of the Company during the Continuation Period.

SECTION 7. Successors; Binding Agreement.

This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

SECTION 8. Fees and Expenses.

The Company will pay as they become due all legal fees and related expenses (including the costs of experts) incurred by the Executive, in good faith, in (a) contesting or disputing, any termination of employment and (b) seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits. If the dispute is resolved by a final decision of an arbitrator pursuant to Section 15 in the favor of the Company, the Executive shall reimburse the Company for all such legal fees and related expenses (including costs of experts) paid by the Company on behalf of the Executive.

SECTION 9. Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

SECTION 10. Dispute Concerning Termination.

If prior to the Date of Termination (as determined without regard to this Section 10) the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (a) the date on which the Term ends or (b) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

SECTION 11. Compensation During Dispute.

If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 10 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the Notice of Termination was given, until the Date of Termination, as determined in accordance with Section 10 hereof. Amounts paid under this Section 11 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement or otherwise.

SECTION 12. Nonexclusivity of Rights.

Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company for which the Executive may qualify, nor will anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company will be payable in accordance with such plan or program, except as specifically modified by this Agreement.

SECTION 13. No Set-Off.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any circumstances, including any right of set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

SECTION 14. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, expressed or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

SECTION 15. Governing Law and Binding Arbitration.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. Any controversy, claim or other dispute arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration rules. To the maximum extent possible all aspects of the arbitration shall be confidential, except the judgment, if and when it is filed with a court. The place of arbitration shall be Fairfax County, Virginia, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If there is any arbitration or litigation between the parties arising out of or related to this Agreement, the prevailing party will be entitled to recover, in addition to the relief awarded, all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professionals’ fees and expenses) whether, in arbitration, at trial, on appeal or in bankruptcy. In determining the costs and expenses to be awarded the prevailing party, the arbitrator or the court is not bound by the Virginia rules and case law regarding reimbursable costs, but should instead venture to make the prevailing party whole by awarding all reasonable costs incurred in connection with the litigation.

SECTION 16. Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

SECTION 17. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection following a Change in Control.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ICF INTERNATIONAL, INC.

By:
Name:
Title:

Executive

Exhibit A

to

Severance Protection Agreement

RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS

1.        This Release of All Claims and Potential Claims (“Release”) is entered into by and between                                               (“Executive”) and ICF International, Inc. (hereinafter “ICF”). Executive and ICF have previously entered into a Severance Protection Agreement dated                  (“Severance Agreement”). In consideration of the promises made herein and the consideration due Executive under the Severance Agreement, this Release is entered into between the parties.

2.         The purposes of this Release are to settle completely and release ICF, its individual and/or collective officers, directors, stockholders, agents, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that Executive has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and ICF and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which Executive is entitled under the Severance Agreement.

3.         This Release is:

(a)        A compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of Executive and ICF or an admission, directly or by implication, that Executive and/or ICF have violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.

(b)        Entered into freely and voluntarily by Executive and ICF solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.

4.          For and in consideration of the promises and covenants made by Executive to ICF and ICF to Executive contained herein, Executive and ICF have agreed and do agree as follows:

(a)        Executive waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that [he/she] has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between Executive and ICF and the termination of that relationship, including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which Executive is entitled under the Severance Agreement.

(b)        Executive agrees that [he/she] will not directly or indirectly institute any legal proceedings against Releasees before any court, administrative agency, arbitrator or any other tribunal or forum whatsoever by reason of any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and ICF and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act.

(c)        Executive is presently unaware of any injuries that [he/she] may have suffered as a result of working at ICF and has no present intention of filing a workers’ compensation claim. Should any such claim arise in the future, Executive waives and releases any right to proceed against ICF for such a claim. Executive also waives any right to bring any disability claim against ICF or its carrier.

5.        As a material part of the consideration for this Agreement, Executive and [his/her] agents and attorneys agree to keep completely confidential and not disclose to any person or entity, except immediate family, attorney, accountant, or tax preparers, or in response to a court order or subpoena, the terms and/or conditions of this Release and/or any understandings, agreements, provisions and/or information contained herein or with regard to the employment relationship between Executive and ICF. Executive understands and agrees that ICF may be required by law to report all or a portion of the amounts paid to Executive and/or [his/her] attorney in connection with this Agreement to the taxing authorities.

6.        Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, or the breach thereof, or any disputes which may arise in the future, shall be resolved exclusively by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration rules. To the maximum extent possible all aspects of the arbitration shall be confidential, except the judgment if and when it is filed with a court. The place of arbitration shall be Fairfax County, Virginia, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If there is any arbitration or litigation between the parties arising out of or related to this Agreement, the prevailing party will be entitled to recover, in addition to the relief awarded, all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professionals’ fees and expenses) whether in arbitration, at trial, on appeal or in bankruptcy. In determining the costs and expenses to be awarded the prevailing party, the arbitrator or the court is not bound by the Virginia rules and case law regarding reimbursable costs, but should instead venture to make the prevailing party whole by awarding all reasonable costs incurred in connection with the litigation

7.        It is further understood and agreed that Executive has not relied upon any advice whatsoever from ICF and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, state or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that [he/she] will be solely liable for all of [his/her] tax obligations. Executive understands and agrees that ICF may be required by law to report all or a portion of the amounts paid to [him/her] and/or [his/her] attorney in connection with this Release to federal and state taxing authorities. Executive waives, releases, forever discharges and agrees to indemnify, defend and hold ICF harmless with respect to any actual or potential tax obligations imposed by law.

8.        It is further understood and agreed that Releasees and/or their attorneys shall not be further liable either jointly and/or severally to Executive and/or [his/her] attorneys individually or collectively for costs and/or attorneys fees, including any provided for by statute, nor shall Executive and/or [his/her] attorneys be liable either jointly and/or severally to ICF and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute.

9.        Executive understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by [him/her] to be true, [he/she] expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.

10.        Executive understands and agrees that there is a risk that the damage and/or injury suffered by Executive may become more serious than [he/she] now expects or anticipates. Executive expressly accepts and assumes this risk, and agrees that this Release shall be and remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.

11.        Executive understands and agrees that if [he/she] hereafter commences any suit arising out of, based upon or relating to any of the claims and potential claims for relief, causes of action and liability of any and every kind, nature and character whatsoever, known or unknown, [he/she] has released herein, Executive agrees to pay Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit.

12.        It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Executive’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.

13.        This Release shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware.

14.        Executive agrees that [he/she] will not seek future employment with, nor need to be considered for any future openings with ICF, any division thereof, or any subsidiary or related corporation or entity.

15.        If any part of this Agreement is found to be either invalid or unenforceable, the remaining portions of this Agreement will still be valid.

16.        This Agreement is intended to release and discharge any claims of Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f), the parties agree as follows:

A.        Executive acknowledges that [he/she] has read and understands the terms of this Agreement.

B.        Executive acknowledges that [he/she] has been advised in writing to consult with an attorney, if desired, concerning this Agreement and has received all advice [he/she] deems necessary concerning this Agreement.

C.        Executive acknowledges that [he/she] has been given twenty-one (21) days to consider whether or not to enter into this Agreement, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly and voluntarily.

D.        For a seven day period following the execution of this Agreement, Executive may revoke this Agreement by delivering a written revocation to the President and Secretary of ICF. This Agreement shall not become effective and enforceable until the revocation period has expired (the “Effective Date”).

17.        Executive does not hereby waive rights to indemnification for actions occurring through [his/her] affiliation with ICF, whether those rights arise from statute, corporate charter documents or any other source.

18.        Executive acknowledges that [he/she] has been encouraged to seek the advice of an attorney of [his/her] choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.

19.        This Agreement is to be interpreted without regard to the draftsperson. The terms and intent of the Agreement shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

20.        This Release constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Severance Agreement, which defines certain obligations on the part of both parties, and this Release, there are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

Dated: , 20

Executive

ICF INTERNATIONAL, INC.

By:
Name:
Title: